Exhibit 99.1

Investors and Media
Christopher Oltmann
(818) 224-7028

PennyMac Mortgage Investment Trust Reports

Second Quarter 2016 Results

Westlake Village, CA, August 3, 2016 – PennyMac Mortgage Investment Trust (NYSE: PMT) today reported a net loss of $5.3 million, or $(0.08) per diluted share, for the second quarter of 2016, on net investment income of $47.6 million.  PMT previously announced a cash dividend for the second quarter of 2016 of $0.47 per common share of beneficial interest, which was declared on June 28, 2016 and paid on July 28, 2016.

Second Quarter Highlights

Financial results:

•	Diluted loss per common share of $0.08, down from earnings per common share of $0.20 in the prior quarter
•	Net loss of $5.3 million, compared to net income of $14.5 million in the prior quarter
•	Net investment income of $47.6 million, down 9 percent from the prior quarter
•	Book value per share of $20.09, down from $20.59 at March 31, 2016
•	Return on average equity of (1) percent, down from 4 percent for the prior quarter[1]

[1] Return on average equity is calculated based on annualized quarterly net income as a percentage of monthly average shareholders’ equity during the period.

Investment activities and correspondent production results:

•	Correspondent production related to conventional conforming loans totaled $5.2 billion in unpaid principal balance (UPB), up 59 percent from the prior quarter
o	Loans eligible for credit risk transfer (CRT) transactions with Fannie Mae totaled $3.2 billion in UPB, resulting in an additional $126 million of new CRT investments
▪	Approximately $3 billion in UPB remaining at June 30th under current CRT commitment with Fannie Mae[2]; in discussions on a fourth CRT transaction related to PMT’s production[3]
o	Added $60 million in new mortgage servicing rights (MSR) investments
•	Repurchased 1.2 million PMT common shares of beneficial interest from April 5th through July 5th at a cost of $18.1 million; 7.5 million shares repurchased since the program’s inception last year
•

Continued strong cash flows from PMT’s existing investments, including $114.0 million in cash proceeds generated from the liquidation and paydown of distressed mortgage loans and real estate owned (REO) properties[4]

“PMT’s loss is clearly disappointing, and our financial performance did not meet expectations in the second quarter,” said Chairman and Chief Executive Officer Stanford L. Kurland.  “In particular, our distressed loan investments underperformed, mostly as a result of longer timelines and higher expected expenses on liquidations of nonperforming loans as well as home prices lower than previously forecast.  However, we believe that PMT’s mortgage-related strategies, which include distressed loan investments, correspondent production, MSRs, and GSE credit risk transfer, have the potential to produce earnings in line with our current dividend level.”

PMT reported a pretax loss of $8.2 million for the quarter ended June 30, 2016, compared to pretax income of $11.0 million in the first quarter.

[2] Current CRT transaction with Fannie Mae is for $7.5 billion in UPB of PMT’s production.
[3] There can be no assurance regarding the size of the transaction or that the transaction will be completed at all.
[4] Proceeds excludes bulk sales of distressed loans during the quarter.

The following table presents the contribution of PMT’s Investment Activities and Correspondent Production segments:

	Quarter ended June 30, 2016
	Correspondent	Investment
	Production	Activities	Consolidated
		(in thousands)
Net investment income:
Net interest income
Interest income	$13,415	$38,351	$51,766
Interest expense	7,951	28,642	36,593
	5,464	9,709	15,173
Net mortgage loan servicing fees	—	15,691	15,691
Net gain on mortgage loans acquired for sale	24,226	—	24,226
Net loss on investments
Mortgage loans at fair value	—	(13,463)	(13,463)
Mortgage loans held by variable interest entity net of asset-backed secured financing	—	(21)	(21)
Mortgage-backed securities	—	6,057	6,057
CRT Agreements	—	7,764	7,764
Excess servicing spread investments	—	(15,824)	(15,824)
	—	(15,487)	(15,487)
Other investment income (loss)	8,535	(520)	8,015
	38,225	9,393	47,618
Expenses:
Mortgage loan fulfillment, servicing and management fees payable to PennyMac Financial Services, Inc.	19,710	21,027	40,737
Other	2,082	12,958	15,040
	21,792	33,985	55,777
Pretax income (loss)	$16,433	$(24,592)	$(8,159)

Investment Activities Segment

The Investment Activities segment generated a pretax loss of $24.6 million on revenues of $9.4 million, compared to pretax income of $135 thousand on revenues of $26.4 million in the first quarter.  Net loss on investments in the second quarter totaled $15.5 million, compared to a net loss of $3.9 million in the prior quarter.  Net loss on investments for the second quarter included losses on distressed mortgage loans of $13.5 million; $15.8 million of losses related to excess servicing spread (ESS), net of recapture income; and a $21 thousand loss on mortgage loans held by a variable interest entity, net of valuation changes on the related asset-backed secured financing.  These losses were partially offset by gains on mortgage-backed securities (MBS) of $6.1 million and income from CRT investments totaling $7.8 million.

Net loan servicing fees were $15.7 million, up from $15.6 million in the first quarter.  Net loan servicing fees included $31.6 million in servicing fees and $311 thousand of MSR recapture income, reduced by $15.5 million of amortization and realization of MSR cash flows.  Net loan servicing fees also included $23.2 million of impairment provisioning and $4.9 million of fair value losses related to MSRs, offset by $27.4 million of related hedging gains. PMT’s hedging activities are intended to manage its net exposure across all interest rate sensitive strategies, which include MSRs, ESS and MBS.

MSR fair value losses, impairment provisioning and ESS valuation losses in the second quarter resulted from higher actual and expected prepayment activity due to the decline in interest rates and expectations for lower future mortgage rates.  ESS valuation losses were partially offset by recapture income payable to PMT for prepayment activity during the quarter totaling $1.6 million.  When prepayment of a loan underlying PMT’s ESS results from a refinancing by PennyMac Financial Services, Inc. (NYSE: PFSI), PMT generally benefits from recapture income.

Interest income earned on PMT’s interest rate sensitive strategies of ESS, MBS and mortgage loans held by a variable interest entity totaled $13.4 million, a 14 percent decrease from the first quarter.  Interest income from PMT’s distressed mortgage loans totaled $23.0 million, down from $29.2 million in the first quarter.  Interest income from distressed mortgage loans included $16.4 million of capitalized interest from loan modifications, which increases interest income and reduces loan valuation gains.

Other investment losses were $520 thousand, compared to $3.7 million in the first quarter, driven by reduced valuation losses of PMT’s REO properties.  At quarter end, PMT’s inventory of REO properties totaled $299.5 million, down from $327.2 million at March 31, 2016.

Segment expenses were $34.0 million, up from $26.3 million in the first quarter, primarily driven by $5.1 million in servicing activity fees related to the sale of performing loans from the distressed portfolio during the quarter.

Distressed Mortgage Investments

PMT’s distressed mortgage loan portfolio generated realized and unrealized losses totaling $13.5 million, compared to gains of $14.4 million in the first quarter.  In the second quarter, the portfolio of performing loans declined in fair value by $8.4 million while nonperforming loans declined by $5.9 million.

The schedule below details the realized and unrealized (losses) gains on distressed mortgage loans:

	Quarter ended
	June 30, 2016	March 31, 2016
	(in thousands)
Valuation changes:
Performing loans	$(8,356)	$4,884
Nonperforming loans	(5,919)	7,965
	(14,275)	12,849
Gain on payoffs	1,208	1,548
Loss on sale	(396)	(2)
	$(13,463)	$14,395

Income contribution from the distressed portfolio underperformed PMT’s expectations by approximately $30 million for the quarter.  The underperformance was largely related to the extension of expected resolution timelines for the nonperforming portfolio beyond those previously forecast, particularly on loans with underlying properties located in the Northeast.  The impact of this extension is to move estimated cash realization further into the future, while PMT incurs additional expenses to maintain its liens on the properties.  Furthermore, the performance of the distressed loan portfolio this quarter was adversely impacted by lower than expected home prices for certain loans in the portfolio, as well as a reduction in the forecast for future home price appreciation in certain geographies.

Mortgage Servicing Rights

PMT’s MSR portfolio, which is subserviced by PFSI, grew to $47.1 billion in UPB compared to $44.2 billion at March 31, 2016.  Servicing fees and MSR recapture revenue of $31.9 million were reduced by $15.5 million of amortization.  Provisioning for impairment and fair value losses totaled $28.1 million, which were largely offset by $27.4 million of gains on hedging derivatives.

The following schedule details net loan servicing fees:

	Quarter ended
	June 30, 2016	March 31, 2016
	(in thousands)
Net mortgage loan servicing fees
Servicing fees (1)	$31,578	$28,872
MSR recapture fee receivable from PFSI	311	130
Effect of MSRs:
Carried at lower of amortized cost or fair value
Amortization	(15,531)	(14,287)
Provision for impairment	(23,170)	(17,706)
Gain on sale	11	—
Carried at fair value - change in fair value	(4,941)	(11,415)
Gains on hedging derivatives	27,433	29,960
	(16,198)	(13,448)
Net mortgage loan servicing fees	$15,691	$15,554

(1)	Includes contractually specified servicing and ancillary fees

Correspondent Production Segment

PMT acquires newly originated mortgage loans from third-party correspondent sellers and typically sells or securitizes the loans, resulting in current-period income and ongoing investments in MSRs and GSE credit risk transfers related to a portion of its production. For the second quarter, PMT’s Correspondent Production segment generated pretax income of $16.4 million, versus $10.9 million in the first quarter.

Through its correspondent production activities, PMT acquired $14.6 billion in UPB of loans and issued IRLCs totaling $16.0 billion, compared to $9.7 billion and $10.4 billion, respectively, in the first quarter.  Of the correspondent acquisitions, conventional conforming and jumbo acquisitions totaled $5.2 billion, and government insured or guaranteed acquisitions totaled $9.4 billion, compared to $3.3 billion and $6.4 billion, respectively, in the first quarter.

Segment revenues were $38.2 million, a 48 percent increase from the first quarter, driven by a 54 percent quarter-over-quarter increase in conventional conforming and jumbo lock volume. The increase in locks and production volumes reflects a larger mortgage origination market, driven by lower mortgage rates, and market share gains during the quarter.

The following schedule details the net gain on mortgage loans acquired for sale:

	June 30, 2016	March 31, 2016
	(in thousands)
Net gain on mortgage loans acquired for sale
Receipt of MSRs in loan sale transactions	$60,109	$36,162
Provision for representation and warranties	(650)	(571)
Adjustment to previously recorded amount due to change in estimate	—	1,724
Cash investment (1)	(47,579)	(35,596)
Fair value changes of pipeline, inventory and hedges	12,346	13,330
	$24,226	$15,049

(1)	Includes cash hedge expense

Segment expenses were $21.8 million, up from $14.9 million in the first quarter, primarily due to the increase in acquisition volumes, partially offset by a decline in the weighted average loan fulfillment fee.  The weighted average fulfillment fee rate in the second quarter was 37 basis points, down from 40 basis points in the prior quarter.  The weighted average fulfillment fee rate fluctuates as a result of contractual discretionary reductions in the fulfillment fee by PFSI to facilitate the successful completion of certain loan transactions by PMT.

Management Fees and Taxes

Management fees were $5.2 million, down from $5.4 million in the first quarter, driven by a decrease in PMT’s shareholders’ equity as a result of common share repurchases. There were no incentive fees for the second quarter as a result of PMT’s financial performance over the four-quarter period for which incentive fees are calculated.

PMT recorded an income tax benefit of $2.9 million, versus an income tax benefit of $3.5 million in the first quarter.

Mr. Kurland concluded, “PMT is uniquely positioned to access investment opportunities that result from our correspondent production activities, including GSE credit risk transfer, which are made possible through PFSI’s specialized capabilities as our manager and service provider.  We are transitioning capital over time into these attractive opportunities and away from distressed loan investments which are supported by approximately half of PMT’s equity today.  We are focused on the timely resolution of our nonperforming loans in order to expedite this transition and maximize our returns on these investments.  In addition, we continue to evaluate using available capital to repurchase our common shares where the return is superior to alternative investment opportunities.”

Management’s slide presentation will be available in the Investor Relations section of the Company’s website at www.pennymac-REIT.com beginning at 1:30 p.m. (Pacific Daylight Time) on Wednesday August 3, 2016.

About PennyMac Mortgage Investment Trust

PennyMac Mortgage Investment Trust is a mortgage real estate investment trust (REIT) that invests primarily in residential mortgage loans and mortgage-related assets.  PennyMac Mortgage Investment Trust trades on the New York Stock Exchange under the symbol “PMT” and is externally managed by PNMAC Capital Management, LLC, an indirect subsidiary of PennyMac Financial Services, Inc.  Additional information about PennyMac Mortgage Investment Trust is available at www.PennyMac-REIT.com.

This press release contains forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended, regarding management’s beliefs, estimates, projections and assumptions with respect to, among other things, the Company’s financial results, future operations, business plans and investment strategies, as well as industry and market conditions, all of which are subject to change.  Words like “believe,” “expect,” “anticipate,” “promise,” “plan,” and other expressions or words of similar meanings, as well as future or conditional verbs such as “will,” “would,” “should,” “could,” or “may” are generally intended to identify forward-looking statements.  Actual results and operations for any future period may vary materially from those projected herein and from past results discussed herein.  Factors which could cause actual results to differ materially from historical results or those anticipated include, but are not limited to: changes in our investment objectives or investment or operational strategies, including any new lines of business or new products and services that may subject us to additional risks; volatility in our industry, the debt or equity markets, the general economy or the real estate finance and real estate markets specifically, whether the result of market events or otherwise; events or circumstances which undermine confidence in the financial markets or otherwise have a broad impact on financial markets, such as the sudden instability or collapse of large depository institutions or other significant corporations, terrorist attacks, natural or man-made disasters, or threatened or actual armed conflicts; changes in general business, economic, market, employment and political conditions, or in consumer confidence and spending habits from those expected; declines in real estate or significant changes in U.S. housing prices or activity in the U.S. housing market; the availability of, and level of competition for, attractive risk-adjusted investment opportunities in mortgage loans and mortgage-related assets that satisfy our investment objectives; the inherent difficulty in winning bids to acquire mortgage loans, and our success in doing so; the concentration of credit risks to which we are exposed; the degree and nature of our competition; our dependence on our manager and servicer, potential conflicts of interest with such entities and their affiliates, and the performance of such entities; changes in personnel and lack of availability of qualified personnel at our manager, servicer or their affiliates; the availability, terms and deployment of short-term and long-term capital; the adequacy of our cash reserves and working capital; our ability to maintain the desired relationship between our financing and the interest rates and maturities of our assets; the timing and amount of cash flows, if any, from our investments; unanticipated increases or volatility in financing and other costs, including a rise in interest rates; the performance, financial condition and liquidity of borrowers; the ability of our servicer, which also provides us with fulfillment services, to approve and monitor correspondent sellers and underwrite loans to investor standards; incomplete or inaccurate information or documentation provided by customers or counterparties, or adverse changes in the financial condition of our customers and counterparties; our indemnification and repurchase obligations in connection with mortgage loans we purchase and later sell or securitize; the quality and enforceability of the collateral documentation evidencing our ownership and rights in the assets in which we invest; increased rates of delinquency, default and/or decreased recovery rates on our investments; our ability to foreclose on our investments in a timely manner or at all; increased prepayments of the mortgages and other loans underlying our mortgage-backed securities or relating to our mortgage servicing rights , excess servicing spread and other investments; the degree to which our hedging strategies may or may not protect us from interest rate volatility; the effect of the accuracy of or changes in the estimates we make about uncertainties, contingencies and asset and liability valuations when measuring and reporting upon our financial condition and results of operations; our failure to maintain appropriate internal controls over financial reporting; technologies for loans and our ability to mitigate security risks and cyber intrusions; our ability to obtain and/or maintain licenses and other approvals in those jurisdictions where required to conduct our business; our ability to detect misconduct and fraud; our ability to comply with various federal, state and local laws and regulations that govern our business; developments in the secondary markets for our mortgage loan products; legislative and regulatory changes that impact the mortgage loan industry or housing market; changes in regulations or the occurrence of other events that impact the business, operations or prospects of government agencies or government-sponsored entities, or such changes that increase the cost of doing business with such entities; the Dodd-Frank Wall Street Reform and Consumer Protection Act  and its implementing regulations and regulatory agencies, and any other legislative and regulatory changes that impact the business, operations or governance of mortgage lenders and/or publicly-traded companies; the Consumer Financial Protection Bureau  and its issued and future rules and the enforcement thereof; changes in government support of homeownership; changes in government or government-sponsored home affordability programs; limitations imposed on our business and our ability to satisfy complex rules for us to qualify as a real estate investment trust (REIT) for U.S. federal income tax purposes and qualify for an exclusion from the Investment Company Act of 1940  and the ability of certain of our subsidiaries to qualify as REITs or as taxable REIT subsidiaries  for U.S. federal income tax purposes, as applicable, and our ability and the ability of our subsidiaries to operate effectively within the limitations imposed by these rules; changes in governmental regulations, accounting treatment, tax rates and similar matters (including changes to laws governing the taxation of REITs, or the exclusions from registration as an investment company); the effect of public opinion on our reputation; the occurrence of natural disasters or other events or circumstances that could impact our operations; and our organizational structure and certain requirements in our charter documents. You should not place undue reliance on any forward-looking statement and should consider all of the uncertainties and risks described above, as well as those more fully discussed in reports and other documents filed by the Company with the Securities and Exchange Commission from time to time.  The Company undertakes no obligation to publicly update or revise any forward-looking statements or any other information contained herein, and the statements made in this press release are current as of the date of this release only.

PENNYMAC MORTGAGE INVESTMENT TRUST AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS (UNAUDITED)

	June 30, 2016	March 31, 2016	June 30, 2015
	(in thousands except share amounts)
ASSETS
Cash	$95,705	$66,972	$114,698
Short-term investments	16,877	47,500	32,417
Mortgage-backed securities at fair value	531,612	364,439	287,626
Mortgage loans acquired for sale at fair value	1,461,029	1,339,633	2,213,874
Mortgage loans at fair value	2,035,997	2,496,778	2,730,820
Excess servicing spread purchased from PennyMac Financial Services, Inc.	294,551	321,976	359,102
Derivative assets	35,007	18,462	13,950
Real estate acquired in settlement of loans	299,458	327,212	324,278
Real estate held for investment	20,662	12,758	1,544
Mortgage servicing rights	471,458	455,097	394,737
Deposits securing credit risk transfer agreements	338,812	213,536	28,050
Servicing advances	74,090	76,881	78,347
Due from PennyMac Financial Services, Inc.	12,375	6,531	9,342
Other assets	79,929	72,665	88,589
Total assets	$5,767,562	$5,820,440	$6,677,374
LIABILITIES
Assets sold under agreements to repurchase	$3,275,691	$3,245,014	$3,500,569
Federal Home Loan Bank advances	—	—	138,400
Mortgage loan participation and sale agreements	96,335	62,400	70,612
Notes payable	163,976	206,191	192,352
Asset-backed financing of a variable interest entity at fair value	325,939	344,693	151,489
Exchangeable senior notes	245,564	245,307	244,559
Note payable to PennyMac Financial Services, Inc.	150,000	150,000	52,526
Interest-only security payable at fair value	1,663	675	649,120
Derivative liabilities	3,894	13,488	6,818
Accounts payable and accrued liabilities	75,587	71,932	75,967
Due to PennyMac Financial Services, Inc.	22,054	17,647	16,245
Income taxes payable	26,774	29,878	36,706
Liability for losses under representations and warranties	19,258	18,712	16,714
Total liabilities	4,406,735	4,405,937	5,152,077
SHAREHOLDERS' EQUITY
Common shares of beneficial interest—authorized, 500,000,000 common shares of $0.01 par value; issued and outstanding 67,723,293, 68,687,094 and 74,811,922 common shares, respectively	677	687	748
Additional paid-in capital	1,389,962	1,406,350	1,483,389
(Accumulated deficit) retained earnings	(29,812)	7,466	41,160
Total shareholders' equity	1,360,827	1,414,503	1,525,297
Total liabilities and shareholders' equity	$5,767,562	$5,820,440	$6,677,374

PENNYMAC MORTGAGE INVESTMENT TRUST AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF INCOME (UNAUDITED)

	Quarter ended
	June 30, 2016	March 31, 2016	June 30, 2015
	(in thousands, except per share amounts)
Investment Income
Net interest income:
Interest income
From nonaffiliates	$46,053	$47,351	$39,515
From PennyMac Financial Services, Inc.	5,713	7,015	5,818
	51,766	54,366	45,333
Interest expense
To nonaffiliates	34,371	30,402	29,206
To PennyMac Financial Services, Inc.	2,222	1,602	533
	36,593	32,004	29,739
Net interest income	15,173	22,362	15,594
Net gain on mortgage loans acquired for sale	24,226	15,049	11,175
Mortgage loan origination fees	8,519	6,901	7,279
Net (loss) gain on investments
From nonaffiliates	337	13,729	14,025
From PennyMac Financial Services, Inc.	(15,824)	(17,627)	8,589
	(15,487)	(3,898)	22,614
Net mortgage loan servicing fees	15,691	15,554	13,017
Results of real estate acquired in settlement of loans	(2,565)	(6,036)	(1,806)
Other	2,061	2,284	1,892
Net investment income	47,618	52,216	69,765
Expenses
Earned by PennyMac Financial Services, Inc.
Mortgage loan fulfillment fees	19,111	12,935	15,333
Mortgage loan servicing fees (1)	16,427	11,453	12,136
Management fees	5,199	5,352	5,779
Mortgage loan collection and liquidation	4,290	2,214	3,182
Compensation	2,224	1,289	1,389
Professional services	2,011	2,293	1,662
Other	6,515	5,636	5,196
Total expenses	55,777	41,172	44,677
(loss) Income before benefit from income taxes	(8,159)	11,044	25,088
Benefit from income taxes	(2,892)	(3,452)	(2,983)
Net income	$(5,267)	$14,496	$28,071
Earnings per share
Basic	$(0.08)	$0.20	$0.37
Diluted	$(0.08)	$0.20	$0.36
Weighted-average shares outstanding
Basic	68,446	71,884	74,683
Diluted	68,446	71,884	83,480

(1)

Mortgage loan servicing fees expense includes both special servicing for PMT’s distressed portfolio and subservicing for its mortgage servicing rights of $5.0 million and $11.4 million, respectively for the second quarter 2016.

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